FAT BRANDS WELCOMES REBECCA D. HERSHINGER AS CHIEF FINANCIAL OFFICER
Experienced Senior Finance Executive Joins Rapidly Growing West Coast-Based Franchisor

LOS ANGELES (August 16, 2018) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) announces the hiring of Rebecca D. Hershinger as Chief Financial Officer of FAT Brands. As the newest addition to the executive team, Hershinger will work alongside longstanding President and Chief Executive Officer Andy Wiederhorn to support financial and strategic goals for the Company. Ron Roe will continue as Senior Vice President of Finance for the Company, focusing on the integration of FAT Brands’ recent and future acquisitions.

Hershinger brings over 20 years of experience and expertise in finance, accounting, strategic planning, and public reporting to FAT Brands, most recently serving as Chief Financial Offer for Genius Brands International, Inc., a publicly-traded children’s animation studio that creates and licenses multimedia content for toddlers to tweens. In her previous role, Hershinger oversaw all corporate finance and accounting activities, acted as primary liaison with external auditors for quarterly reviews and annual audits, and developed and enhanced internal controls. Hershinger is adept in reporting for public companies, championing corporate development activities, directing regulatory compliance, and risk management. She has cultivated these skills over the course of her career in the finance field through roles at JP Morgan Chase & Co., Metro-Goldwyn-Mayer, Inc., SpectrumDNA, Inc., and Genius Brands as well as CFO Advisory Services, Inc., an accounting and business advisory consultancy she founded.

“I can’t imagine a more exciting time to join FAT Brands,” said Rebecca D. Hershinger, Chief Financial Officer of FAT Brands. “The vivid history and rich culture of brands, such as Fatburger, paired with the international reach of the Company’s six fast casual and casual dining restaurants, brings great opportunity where I can utilize my financial background to continue to advance our existing portfolio, while looking forward to future acquisitions and expansion.”

“Rebecca brings incredible skills to our finance team from her previous experience scaling high-growth companies, where she provided unmatched finance vision, leadership and strategy to help these organizations reach the next level,” said Andy Wiederhorn, President and CEO of FAT Brands. “Rebecca is a tremendous asset to the FAT Brands team, and she will play an instrumental role as we continue our rapid growth.”

For more information, please visit www.fatbrands.com.

Fresh. Authentic. Tasty. Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns six restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, and Ponderosa and Bonanza Steakhouses, that have over 360 locations open and more than 300 under development in 32 countries.

Contacts:

Media Relations:
Konnect Agency
Shelby Robinson/Rebecca Campbell
srobinson@konnectagency.com
rcampbell@konnectagency.com
213-988-8344

Investor Relations:
ICR
Alexis Tessier
IR-FATBrands@icrinc.com
203-682-8286

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